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                                                                    EXHIBIT 12.1
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

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                      For the quarters
                                      ended January 31,           For the fiscal years ended October 31,
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

                                       2002       2001     2001        2000       1999        1998       1997
                                       ----       ----     ----        ----       ----        ----       ----
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                                            (in millions, except for ratio of earnings to fixed charges)
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(Loss) earnings from continuing
    operations before taxes           $(423)      $311    $(477)      $1,018      $463        $191       $633
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Add fixed charges:
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    Interest expense                    8          6        28          10          -          -           -
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    Interest factor on rent             9          7        33          23         34          35         29
                                        -          -        --          --         --          --         --
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Total fixed charges                    $17        $13      $61         $33         $34        $35         $29
                                       ---        ---      ---         ---         ---        ---         ---
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(Loss) earnings from continuing
    operations before income taxes,   $(406)      $324    $(416)      $1,051      $497        $226       $662
    plus fixed charges
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Ratio of earnings to fixed charges    Note 1      24.9    Note 1       31.8       14.6        6.5        22.8
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

           Note 1: In 2001 and the first quarter of 2002, Agilent's ratio of earnings to fixed charges was less than one to one, due to Agilent's loss from continuing operations in those periods. In order to cover fixed charges in 2001 and the first quarter of 2002 Agilent's earnings from operations would have had to increase by $477 million and $423 million, respectively.